Exhibit 99.1
ALTRIA REPORTS 2012 SECOND-QUARTER AND FIRST-HALF RESULTS; REVISES 2012 FULL-YEAR ADJUSTED EPS GUIDANCE

▪	Altria's 2012 second-quarter reported diluted earnings per share (EPS) increased over 100% to $0.60 as comparisons were impacted by special items

▪	Altria's 2012 second-quarter adjusted diluted EPS, which excludes the impact of special items, increased 9.3% to $0.59

▪	Altria's 2012 first-half reported diluted EPS increased 80.3% to $1.19 as comparisons were impacted by special items

▪	Altria's 2012 first-half adjusted diluted EPS, which excludes the impact of special items, grew 10.2% to $1.08

▪	Altria revises its 2012 full-year reported diluted EPS guidance from a range of $2.28 to $2.34 to a range of $2.29 to $2.33

▪
Altria revises its 2012 full-year adjusted diluted EPS guidance from a range of $2.17 to $2.23 to a range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted base of $2.05 in 2011

RICHMOND, Va. - July 24, 2012 - Altria Group, Inc. (Altria) (NYSE: MO) today announced its 2012 second-quarter and first-half business results, and revised its 2012 full-year adjusted diluted EPS guidance growth to a range of 7% to 9% based on its strong first-half business results.
“Altria delivered excellent financial results for the second quarter and first six months of 2012, reflecting the strength of our diverse business model,” said Marty Barrington, Chairman and Chief Executive Officer of Altria. “The brand-building activities of our tobacco companies contributed to adjusted operating companies income and margin growth in the smokeable and smokeless products segments. Exceptionally strong gains from our investment in SABMiller and our financial services business complemented these results.”
“Innovation continues to contribute to the strong business results of our tobacco companies,” said Mr. Barrington. “Our companies continued to make progress on product development in the second quarter with activities related to Marlboro EIGHTY-THREES, Copenhagen Southern Blend and Black & Mild Summer Blend.  In June, Altria's subsidiary Nu Mark introduced Verve discs into a lead market to begin to understand adult tobacco consumer acceptance of this product.”
Conference Call
A conference call with the investment community and news media will be webcast on July 24, 2012 at 9:00 a.m. Eastern Time. Access to the webcast is available at altria.com.

6601 West Broad Street, Richmond, VA 23230

Cost Management
Altria's current cost reduction program for its tobacco and service company subsidiaries remains on track. The program, which was announced in the fourth quarter of 2011, is expected to deliver $400 million in annualized savings against previously planned spending by the end of 2013.
Altria estimates total net pre-tax restructuring charges in connection with this program of approximately $300 million, substantially all of which will result in cash expenditures, related primarily to employee separation costs of approximately $220 million, and other associated net costs of $80 million. These other associated net costs include lease termination and asset impairment charges, partially offset by a curtailment gain related to a post-retirement benefit plan.
Altria recorded net pre-tax charges totaling $253 million over the past three quarters, including restructuring charges of $25 million in the second quarter of 2012. Altria expects to incur approximately $47 million of pre-tax restructuring charges in the second half of 2012.

Cash Returns to Shareholders - Dividends
In May 2012, Altria's Board of Directors (the Board) declared a regular quarterly dividend of $0.41 per common share. The current annualized dividend rate is $1.64 per common share. As of July 23, 2012, Altria's annualized dividend yield was 4.6%.
Altria expects to continue to return a large amount of cash to shareholders in the form of dividends by maintaining a dividend payout ratio target of approximately 80% of its adjusted diluted EPS. Future dividend payments remain subject to the discretion of the Board.
Cash Returns to Shareholders - Share Repurchase Program
Altria repurchased 2.0 million shares of its common stock at an average price of $32.37 for a total cost of approximately $66 million during the second quarter of 2012 as part of its previously announced $1 billion share repurchase program. Altria has $312 million remaining in this program and intends to complete it by the end of 2012. The timing of share repurchases under this program depends upon marketplace conditions and other factors, and the program remains subject to the discretion of the Board.
Retirement of Debt
UST LLC repaid $600 million of debt that matured in July 2012. The notes had a coupon of 6.625%.

2012 Full-Year Guidance
Altria revises its 2012 full-year guidance for reported diluted EPS from a range of $2.28 to $2.34 to a range of $2.29 to $2.33. The revised forecast reflects estimated total net income of $0.10 per share related to SABMiller plc (SABMiller) special items and a Philip Morris Capital Corporation (PMCC) leveraged lease benefit, partially offset by asset impairment, exit and implementation costs related to the cost reduction program announced in fourth quarter of 2011. Altria revised its reported diluted EPS guidance in May 2012 for gains related to SABMiller's strategic alliance transactions with Anadolu Efes and Castel and a benefit related to PMCC's resolution of a tax dispute with the Internal Revenue Service (IRS).
As a result of its strong first-half performance, Altria revises its 2012 full-year guidance for adjusted diluted EPS, which excludes special items shown below in Table 1, from a range of $2.17 to $2.23 to a range of $2.19 to $2.23, representing a growth rate of 7% to 9% from an adjusted diluted EPS base of $2.05 per share in 2011.  Altria anticipates adjusted diluted EPS growth to moderate in the second half of 2012 compared to the first half of 2012, with stronger adjusted diluted EPS growth expected in the fourth quarter compared to the third quarter of 2012.
The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to this forecast. Reconciliations of full-year adjusted to reported diluted EPS are shown in Table 1 below.

Table 1 - Altria's Full-Year Earnings Per Share Guidance Excluding Special Items
	Full Year
	2012 Guidance			2011	Change
Reported diluted EPS	$2.29	to	$2.33	$1.64	40%	to	42%
Asset impairment, exit, integration and implementation costs			0.02	0.07
SABMiller special items			(0.09)	0.03
PMCC leveraged lease (benefit) charge			(0.03)	0.30
Tax items*			—	(0.04)
Tobacco and health judgments			—	0.05
Adjusted diluted EPS	$2.19	to	$2.23	$2.05	7%	to	9%
* Excludes the tax impact of the PMCC leveraged lease (benefit) charge.
Capital Expenditures
Altria revises its 2012 full-year capital expenditures (CAPEX) forecast from $150 million to a range of $100 million to $125 million based on current plans. CAPEX was $23 million for the second quarter and $39 million for the first half of 2012.
Tax Rates
Excluding the tax impact related to the PMCC leveraged lease benefit discussed below and other special tax items, Altria's 2012 second-quarter and first-half effective tax rates on operations were both approximately 36% as shown below in Table 2. Altria anticipates that its 2012 full-year effective tax rate on operations will be approximately 36%.

Table 2 - Altria's 2012 tax rates

	Second Quarter	Six Months Ended June 30
Reported effective tax rate*	32.2%	34.1%
Interest benefit on tax underpayments associated with PMCC leveraged lease transactions	4.2	2.0
Other tax items	(0.5)	(0.2)
Effective tax rate on operations	35.9%	35.9%
* Reported effective tax rate is calculated as "Provision for income taxes" divided by "Earnings before income taxes" from Schedules 1 and 3.

ALTRIA GROUP, INC.
Altria reports its financial results, including diluted EPS, in accordance with U.S. generally accepted accounting principles (GAAP). Altria's management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources. Altria's management also reviews OCI, operating margins and EPS on an adjusted basis, which excludes certain income and expense items that management believes are not part of underlying operations. These items include restructuring charges, SABMiller special items, certain PMCC leveraged lease items, certain tax items, and tobacco and health judgments. Altria's management does not view any of these special items to be part of Altria's sustainable results as they may be highly variable and difficult to predict and can distort underlying business trends and results. Altria's management also reviews income tax rates on an adjusted basis. Altria's effective tax rate on operations may exclude certain tax items from its reported effective tax rate. Altria's management believes that adjusted measures for OCI, operating margins and EPS, as well as the effective tax rate on operations, provide useful insight into underlying business trends and results and provide a more meaningful comparison of year-over-year results. Altria's management uses adjusted measures internally for planning, forecasting and evaluating the performances of Altria's businesses, including allocating resources and evaluating results relative to employee compensation targets. These adjusted financial measures are not consistent with GAAP, and should thus be considered as supplemental in nature and not considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. Reconciliations of adjusted measures to corresponding GAAP measures are provided in the release. Comparisons are to the same prior-year period unless otherwise stated.
Effective with the first quarter of 2012, Altria's reportable segments are Smokeable Products, manufactured and sold by Philip Morris USA Inc. (PM USA) and John Middleton Co. (Middleton); Smokeless Products, manufactured and sold by or on behalf of U.S. Smokeless Tobacco Company LLC (USSTC) and PM USA; Wine, produced and/or distributed by Ste. Michelle Wine Estates Ltd. (Ste.

Michelle); and Financial Services, provided by PMCC. Prior-period segment data have been recast to conform with the current-period segment presentation.
Altria's net revenues increased 9.6% to $6.5 billion for the second quarter of 2012, and grew 4.9% to $12.1 billion for the first half of 2012, primarily due to higher net revenues from financial services. Altria's revenues net of excise taxes increased 14.4% to $4.6 billion for the second quarter of 2012, and grew 7.9% to $8.6 billion for the first half of 2012. Comparisons of Altria's second-quarter and first-half net revenues and revenues net of excise taxes were impacted by a 2011 charge related to certain PMCC leveraged lease transactions, which reduced 2011 second-quarter and first-half net revenues by $490 million.
Altria's reported diluted EPS increased over 100% for the second quarter of 2012 primarily due to special items related to certain PMCC leveraged lease transactions discussed below. Reported diluted EPS also benefited from higher OCI from smokeable products, fewer shares outstanding and higher earnings from Altria's equity investment in SABMiller.
Altria's reported diluted EPS increased 80.3% for the first half of 2012 primarily due to special items related to certain PMCC leveraged lease transactions and higher earnings from Altria's equity investment in SABMiller, including net gains from SABMiller special items discussed below. Reported diluted EPS also benefited from higher OCI from smokeable products and fewer shares outstanding.
Altria's adjusted diluted EPS, which excludes special items that are discussed below, increased 9.3% to $0.59 for the second quarter of 2012, and increased 10.2% to $1.08 for the first half of 2012 as shown below in Table 3.

Table 3 - Altria's Adjusted Results Excluding Special Items

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Reported diluted EPS	$0.60	$0.21	100%+	$1.19	$0.66	80.3%
Asset impairment, exit, integration and implementation costs	0.01	—		0.01	—
SABMiller special items	0.01	0.02		(0.09)	0.01
PMCC leveraged lease (benefit) charge*	(0.03)	0.30		(0.03)	0.30
Tobacco and health judgments	—	0.01		—	0.01
Adjusted diluted EPS	$0.59	$0.54	9.3%	$1.08	$0.98	10.2%
* Includes the tax impact of the PMCC leveraged lease (benefit) charge.
Restructuring Charges
Comparisons of Altria's second-quarter and first-half reported diluted EPS were impacted by restructuring charges. Altria's operating companies recorded 2012 second-quarter pre-tax restructuring charges of $25 million for asset impairment, exit and implementation costs related to the current cost reduction program, and incurred 2011 second-quarter pre-tax restructuring charges of $3 million for asset impairment, exit and integration costs. These charges are reflected in the reconciliation section of Schedule 2, and the second-quarter EPS impact is shown in Table 3 and Schedule 6.
Altria's operating companies recorded 2012 first-half net pre-tax charges totaling $30 million related to the current cost reduction program for asset impairment and exit costs, partially offset by an implementation gain. For the first half of 2011, Altria's operating companies incurred pre-tax restructuring charges of $9 million for asset impairment, exit, integration and UST acquisition-related costs. These charges are reflected in the reconciliation section of Schedule 4, and the first-half EPS impact is shown in Table 3 and Schedule 7.
SABMiller Special Items
Special items related to Altria's equity investment in SABMiller further impacted comparisons of Altria's second-quarter and first-half reported diluted EPS. For the second quarter of 2012, SABMiller special items included costs for its “business capability programme,” costs related to its acquisition of Foster's Group Limited (Foster's) and costs related to SABMiller's economic and social development program in South Africa. For the second quarter of 2011, SABMiller's special items included costs for its “business capability programme” and asset impairment charges. These after-tax special items are reflected in Schedule 6, “2012 SABMiller special items” and “2011 SABMiller special items.” The EPS impact of these special items is shown in Table 3 and Schedule 6.
For the first half of 2012, SABMiller's special items included gains resulting from SABMiller's previously announced strategic alliance transactions with Anadolu Efes and Castel and a gain related to SABMiller's Australian joint venture, partially offset by costs for its “business capability programme,” costs related to its acquisition of Foster's and costs related to SABMiller's economic and social development program in South Africa. For the first half of 2011, SABMiller's special items included costs for its “business capability programme” and asset impairment charges, partially offset by gains resulting from SABMiller's hotel and gaming transaction. These after-tax special items are reflected in Schedule 7, “2012 SABMiller special items” and “2011 SABMiller special items.” The EPS impact of these special items is shown in Table 3 and Schedule 7.
PMCC Leveraged Lease (Benefit) Charge
Comparisons of Altria's second-quarter and first-half reported diluted EPS were also impacted by benefits and charges related to certain leveraged lease transactions. As previously announced in May 2012, Altria executed a closing agreement (the Closing Agreement) with the IRS that conclusively resolved the federal income tax treatment for all prior and future tax years of certain leveraged lease transactions entered into by PMCC (referred to by the IRS as lease-in/lease-out (LILO) and sale-in/lease-out (SILO) transactions). As a result of the Closing Agreement, Altria recorded a one-time net earnings benefit of $68 million during the second quarter of 2012 primarily due to lower than estimated interest expense on tax underpayments. This 2012 second-quarter and first-half EPS benefit is reflected above in Table 3. The net benefit was recorded as a decrease of $75 million to the provision for income taxes and included in Schedules 1 and 3, “Provision for income taxes,” and was partially offset by a reduction to cumulative lease earnings of $7 million against financial services segment's net revenues, which is reflected in the reconciliation section of Schedules 2 and 4.
Altria's 2011 second-quarter and first-half reported diluted EPS were impacted by a charge of $627 million related to the tax treatment of the LILO and SILO transactions. The EPS impact of the charge is shown above in Table 3. The charge was recorded as a reduction to cumulative lease earnings of $490 million against financial services segment's net revenues, which is reflected in the reconciliation section of Schedules 2 and 4, and a net increase of $137 million to the provision for income taxes and included in Schedules 1 and 3, “Provision for income taxes.”
Altria paid $456 million in federal income taxes and related estimated interest from available cash in June 2012 as a result of the Closing Agreement. During the second half of 2012, Altria expects to pay approximately $50 million of state taxes and related estimated interest.
Tobacco and Health Judgments
Comparisons of Altria's second-quarter and first-half reported diluted EPS were also impacted by charges related to tobacco and health judgments. For the second quarter and first half of 2012, PM USA incurred net pre-tax charges of $1 million for tobacco and health judgments. For the second quarter and first half of 2011, PM USA incurred pre-tax charges of $36 million for tobacco and health judgments as well as related interest costs of $5 million. These charges, excluding interest costs, are reflected in the reconciliation sections of Schedules 2 and 4, and the EPS impact of these charges, including interest costs, is reflected above in Table 3, and below in Schedules 6 and 7. The interest costs related to the tobacco and health judgments are reflected in Schedules 1 and 3, “Interest and other debt expense, net.”

SMOKEABLE PRODUCTS
The smokeable products segment delivered adjusted OCI and adjusted OCI margin growth for the second quarter and first half of 2012 through higher pricing and effective cost management. PM USA continued to support Marlboro's new brand architecture with brand-building initiatives, which contributed to Marlboro's strong second-quarter retail share performance.
The smokeable products segment's 2012 second-quarter net revenues increased 0.8% primarily due to higher list prices, partially offset by higher promotional investments to support Marlboro's new brand architecture and unfavorable mix due to L&M's volume growth. For the first half of 2012, the smokeable products segment's net revenues were essentially unchanged as higher list prices were offset by higher promotional investments behind Marlboro, lower reported shipment volume and unfavorable mix. 2012 second-quarter and first-half revenues net of excise taxes increased 1.4% and 0.8%, respectively.

The smokeable products segment's 2012 second-quarter and first-half reported OCI increased 3.6% and 4.3%, respectively, primarily due to higher list prices, effective cost management and lower net charges related to tobacco and health judgments, partially offset by higher promotional investments behind Marlboro, unfavorable mix due to L&M's volume growth and higher net restructuring charges related to the current cost reduction program. Additionally, 2012 first-half reported OCI results were negatively impacted by lower reported shipment volume. Adjusted OCI, which is calculated excluding the special items identified in Table 4 below, grew 2.8% for the second quarter of 2012 and increased 3.3% for the first half of 2012.
Adjusted OCI margins for the smokeable products segment grew 0.6 percentage points to 41.4% for the second quarter of 2012 and increased 1.0 percentage point to 41.2% for the first half of 2012, driven by Marlboro. Revenues and OCI for the smokeable products segment are summarized in Table 4.

Table 4 - Smokeable Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$5,903	$5,858	0.8%	$11,003	$11,001	—%
Excise taxes	1,875	1,887		3,497	3,557
Revenues net of excise taxes	$4,028	$3,971	1.4%	$7,506	$7,444	0.8%

Reported OCI	$1,640	$1,583	3.6%	$3,079	$2,952	4.3%
Asset impairment, exit and implementation costs, net	25	1		11	3
Tobacco and health judgments, net	1	36		1	36
Adjusted OCI	$1,666	$1,620	2.8%	$3,091	$2,991	3.3%
Adjusted OCI margins*	41.4%	40.8%	0.6 pp	41.2%	40.2%	1.0 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
PM USA's 2012 second-quarter reported domestic cigarettes shipment volume was essentially unchanged primarily due to volume growth as a result of retail share gains and changes in trade inventories, offset by the industry's rate of decline. PM USA believes that the trade built more inventory during the second quarter of 2012 versus the prior-year period, which benefited comparisons of its reported second-quarter shipments. PM USA also believes that the trade depleted inventories following PM USA's June 18, 2012 list price increase, and this depletion continued into July. After adjusting for changes in trade inventories, PM USA's 2012 second-quarter domestic cigarettes shipment volume was estimated to be down approximately 1.5%.
PM USA's 2012 first-half reported domestic cigarettes shipment volume declined 1.2% primarily due to the industry's rate of decline and changes in trade inventories, partially offset by volume growth as a result of retail share gains and one additional shipping day that occurred earlier this year. PM USA believes that the trade built less inventory in the first half of 2012 versus the prior-year period, which negatively impacted comparisons of its first-half reported shipments. After adjusting for changes in trade inventories and one additional shipping day, PM USA's 2012 first-half domestic cigarettes shipment volume was estimated to be down approximately 0.5%.
Total cigarette category volume for both the second quarter and first half of 2012 was estimated to be down approximately 3%. PM USA's cigarettes volume performance is summarized in Table 5 below.
Middleton's 2012 second-quarter reported cigars shipment volume was up 0.6% primarily due to volume growth as a result of retail share gains mostly offset by changes in trade inventories. For the first half of 2012, Middleton's reported cigars shipment volume increased 7.1% primarily due to volume growth as a result of retail share gains, changes in wholesale trade inventories and one additional shipping day. Middleton's volume performance for machine-made large cigars is summarized in Table 5 below.

Table 5 - Smokeable Products: Shipment Volume (sticks in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Cigarettes:
Marlboro	31,381	31,634	(0.8)%	58,294	59,495	(2.0)%
Other premium	2,290	2,501	(8.4)%	4,326	4,751	(8.9)%
Discount	2,560	2,064	24.0%	4,719	3,900	21.0%
Total cigarettes	36,231	36,199	0.1%	67,339	68,146	(1.2)%

Cigars:
Black & Mild	319	317	0.6%	642	599	7.2%
Other	5	5	—%	10	10	—%
Total cigars	324	322	0.6%	652	609	7.1%

Total smokeable products	36,555	36,521	0.1%	67,991	68,755	(1.1)%
Note: Cigarettes volume includes units sold as well as promotional units, but excludes Puerto Rico, U.S. Territories, Overseas Military, and Philip Morris Duty Free Inc.
In the cigarette category, Marlboro's 2012 second-quarter and first-half retail share performance continued to benefit from the brand-building initiatives supporting Marlboro's new architecture. PM USA continued to support Marlboro's new brand architecture by introducing Marlboro EIGHTY-THREES Box in the Marlboro Red family in June 2012. Marlboro EIGHTY-THREES Box provides classic Marlboro flavor in modern, updated packaging. Marlboro's 2012 second-quarter and first-half retail share increased 0.3 and 0.2 share points, respectively, versus the prior-year period to 42.9% and 42.6%, respectively.
PM USA's 2012 second-quarter and first-half retail share increased 0.8 and 0.6 share points, respectively, versus the prior-year period, reflecting retail share gains by L&M in Discount and Marlboro, partially offset by share losses on other portfolio brands. PM USA's cigarettes retail share performance is summarized in Table 6 below.

In the machine-made large cigars category, Black & Mild's 2012 second-quarter and first-half retail share increased 1.0 and 1.3 share points, respectively, as the brand continued to benefit from new products that were introduced in 2011, including Black & Mild Classic, Sweets and Wine untipped cigarillo varieties as well as the second-quarter introduction of Black & Mild Summer Blend. Middleton's retail share performance is summarized in Table 6 below.

Table 6 - Smokeable Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Percentage point change	2012	2011	Percentage point change
Cigarettes:
Marlboro	42.9%	42.6%	0.3	42.6%	42.4%	0.2
Other premium	3.4	3.7	(0.3)	3.4	3.7	(0.3)
Discount	3.8	3.0	0.8	3.7	3.0	0.7
Total cigarettes	50.1%	49.3%	0.8	49.7%	49.1%	0.6

Cigars:
Black & Mild	29.8%	28.8%	1.0	30.3%	29.0%	1.3
Other	0.3	0.3	—	0.2	0.3	(0.1)
Total cigars	30.1%	29.1%	1.0	30.5%	29.3%	1.2
Note: Cigarettes retail share results are based on data from SymphonyIRI Group/Capstone, which is a retail tracking service that uses a sample of stores to project market share performance in retail stores selling cigarettes. The panel was not designed to capture sales through other channels, including the Internet, direct mail and some illicitly tax-advantaged outlets. Retail share results for cigars are based on data from the SymphonyIRI Group (SymphonyIRI) InfoScan Cigar Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks machine-made large cigars market share performance. Middleton defines machine-made large cigars as cigars made by machine that weigh greater than three pounds per thousand, except cigars sold at retail in packages of 20 cigars. This service was developed to provide a representation of retail business performance in key trade channels. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were previously released.

SMOKELESS PRODUCTS
The smokeless products segment achieved strong adjusted OCI for the second quarter and first half of 2012 behind Copenhagen and Skoal's combined volume and retail share performance.
The smokeless products segment's 2012 second-quarter net revenues and revenues net of excise taxes increased primarily due to higher volume and pricing, partially offset by unfavorable mix due to growth in products introduced in recent years at a lower, popular price and higher promotional investments. 2012 first-half net revenues and revenues net of excise taxes increased primarily due to higher pricing and lower promotional investments, partially offset by growth in products introduced in recent years at a lower, popular price. 2012 second-quarter and first-half net revenues increased 5.4% and 2.9%, respectively, and revenues net of excise taxes for the second quarter and first half of 2012 increased 5.8% and 3.0%, respectively.
The smokeless products segment's 2012 second-quarter reported OCI increased 8.1% primarily due to higher volume and pricing, partially offset by growth in products introduced in recent years at a lower, popular price and higher promotional investments. 2012 first-half reported OCI increased 4.1%

primarily due to higher pricing, effective cost management and lower promotional investments, partially offset by growth in products introduced in recent years at a lower, popular price and higher restructuring charges related to the current cost reduction program. Adjusted OCI, which is calculated excluding special items identified in Table 7 below, grew 7.1% for the second quarter of 2012, and increased 7.9% for the first half of 2012.

Table 7 - Smokeless Products: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$426	$404	5.4%	$806	$783	2.9%
Excise taxes	27	27		54	53
Revenues net of excise taxes	$399	$377	5.8%	$752	$730	3.0%

Reported OCI	240	222	8.1%	432	415	4.1%
Asset impairment, exit, integration and implementation costs	—	2		19	2
UST acquisition-related costs	—	—		—	1
Adjusted OCI	$240	$224	7.1%	$451	$418	7.9%
Adjusted OCI margins*	60.2%	59.4%	0.8 pp	60.0%	57.3%	2.7 pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
For the second quarter of 2012, USSTC and PM USA's combined reported domestic smokeless products shipment volume increased 7.6% as volume growth on Copenhagen and Skoal was partially offset by volume declines in its Other portfolio brands. For the first half of 2012, reported domestic smokeless products shipment volume was essentially unchanged as volume growth on Copenhagen was offset by volume declines on the balance of the portfolio.
Copenhagen's 2012 second-quarter and first-half volume grew 12.6% and 9.2%, respectively, as the brand continued to benefit from new products introduced in recent years, including the May 2012 expansion of Copenhagen Southern Blend into select geographies. Skoal's volume increased 6.6% for the second quarter of 2012 and declined 4.8% for the first half of 2012 primarily due to the timing of last year's new product introductions, which included the national launch of Skoal X-TRA and Skoal Snus in the first quarter of 2011, as well as the de-listing of seven Skoal stock-keeping units (SKU) in the second quarter of 2011.
After adjusting for changes in trade inventories and other factors, USSTC and PM USA estimate that their combined 2012 second-quarter domestic smokeless products shipment volume grew approximately 5%. USSTC and PM USA also believe that the smokeless category's volume grew at an estimated rate of approximately 5% over the twelve months ending June 30, 2012. USSTC and PM USA's combined volume performance for smokeless products is summarized in Table 8 below.

Table 8 - Smokeless Products: Shipment Volume (cans and packs in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change

Copenhagen	98.1	87.1	12.6%	184.0	168.5	9.2%
Skoal	72.5	68.0	6.6%	137.1	144.0	(4.8)%
Copenhagen and Skoal	170.6	155.1	10.0%	321.1	312.5	2.8%
Other	21.1	23.0	(8.3)%	40.5	49.3	(17.8)%
Total smokeless products	191.7	178.1	7.6%	361.6	361.8	(0.1)%
Note: Other includes certain USSTC and PM USA smokeless products. Volume includes cans and packs sold, as well as promotional units, but excludes international volume. New types of smokeless products, as well as new packaging configurations of existing smokeless products, may or may not be equivalent to existing moist smokeless tobacco (MST) products on a can for can basis. To calculate volumes of cans and packs shipped, USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST.
Copenhagen and Skoal's combined retail share for the second quarter and first half of 2012 increased 1.4 and 1.8 share points, respectively. Copenhagen's 2012 second-quarter and first-half retail share grew 2.1 and 2.4 share points, respectively, as the brand continued to benefit from new products introduced over the past several years. Skoal's 2012 second-quarter and first-half retail share declined 0.7 and 0.6 share points, respectively, primarily due to share losses from the de-listing of seven SKUs in the second quarter of 2011. These share losses were partially offset by share gains on its Skoal X-TRA products. USSTC and PM USA's combined smokeless products retail share performance is summarized in Table 9 below.
USSTC and PM USA's combined retail share for the second quarter and first half of 2012 increased 0.1 and 0.6 share points, respectively, as Copenhagen's share gains were partially offset by share losses on the balance of the portfolio.

Table 9 - Smokeless Products: Retail Share (percent)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Percentage point change	2012	2011	Percentage point change

Copenhagen	27.9%	25.8%	2.1	27.9%	25.5%	2.4
Skoal	22.4%	23.1%	(0.7)	22.4%	23.0%	(0.6)
Copenhagen and Skoal	50.3%	48.9%	1.4	50.3%	48.5%	1.8
Other	4.9%	6.2%	(1.3)	5.1%	6.3%	(1.2)
Total smokeless products	55.2%	55.1%	0.1	55.4%	54.8%	0.6
Note: Retail share performance is based on data from the SymphonyIRI InfoScan Smokeless Tobacco Database for Food, Drug, Mass Merchandisers (excluding Walmart) and Convenience trade classes, which tracks smokeless products market share performance based on the number of cans and packs sold. Smokeless Products is defined by SymphonyIRI as moist smokeless and spit-less tobacco products. Other includes certain USSTC and PM USA smokeless products. New types of smokeless products, as well as new packaging configuration of existing smokeless products, may or may not be equivalent to existing MST products on a can for can basis. USSTC and PM USA have assumed that one pack of snus, irrespective of the number of pouches in the pack, is equivalent to one can of MST. All other products are considered to be equivalent on a can for can basis. It is SymphonyIRI's standard practice to periodically refresh its InfoScan syndicated services, which could restate retail share results that were released previously.

WINE
Ste. Michelle delivered strong 2012 second-quarter and first-half adjusted OCI results through higher shipment volume, improved premium mix and higher pricing.
Net revenues for the second quarter and first half of 2012 increased primarily due to higher shipment volume and higher pricing. Net revenues for the second quarter and first half of 2012 increased 10.3% and 11.1%, respectively, and revenues net of excise taxes for the second quarter and first half of 2012 grew 9.8% and 11.0%, respectively.
The wine segment's 2012 second-quarter and first-half reported OCI increased 15.8% and 19.4%, respectively, primarily due to higher shipment volume, improved premium mix and higher pricing, partially offset by costs related to its sales force expansion and higher costs for select vintages. Comparisons of first-half reported OCI results were impacted by a 2011 UST acquisition-related charge. Adjusted OCI, which is calculated excluding special items identified in Table 10 below, increased 15.8% for the second quarter of 2012 and 8.8% for the first half of 2012.
Adjusted OCI margins were up 0.9 percentage points to 17.9% for the second quarter of 2012 and decreased 0.4 percentage points to 15.9% for the first half of 2012. Revenues and OCI for the wine segment are summarized in Table 10 below.

Table 10 -Wine: Revenues and OCI ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change
Net revenues	$128	$116	10.3%	$241	$217	11.1%
Excise taxes	5	4		9	8
Revenues net of excise taxes	$123	$112	9.8%	$232	$209	11.0%

Reported OCI	$22	$19	15.8%	$37	$31	19.4%
UST acquisition-related costs	—	—		—	3
Adjusted OCI	$22	$19	15.8%	$37	$34	8.8%
Adjusted OCI margins*	17.9%	17.0%	0.9 pp	15.9%	16.3%	(0.4) pp
*Adjusted OCI margins are calculated as adjusted OCI divided by revenues net of excise taxes.
Ste. Michelle's 2012 second-quarter and first-half reported wine shipment volume increased 2.1% and 4.2%, respectively, primarily due to the national expansion of select wines into off-premise channels, partially offset by changes in trade inventories. Ste. Michelle's reported shipment volume performance for wine is summarized in Table 11 below.

Table 11 - Wine: Shipment Volume (cases in thousands)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change

Chateau Ste. Michelle	628	598	5.0%	1,156	1,113	3.9%
Columbia Crest	412	455	(9.5)%	753	877	(14.1)%
Other	678	629	7.8%	1,347	1,135	18.7%
Total Wine	1,718	1,682	2.1%	3,256	3,125	4.2%
Note: Percent volume change calculation is based on units to the nearest hundred.

FINANCIAL SERVICES
Comparisons of the financial services segment's second-quarter and first-half net revenues and reported OCI were impacted by special items related to certain leveraged lease transactions discussed above. 2011 second-quarter results included a $490 million charge related to the tax treatment of PMCC's LILO and SILO transactions. 2012 second-quarter results included a $7 million charge related to the timing of the Closing Agreement with the IRS that resolved the federal income tax treatment of PMCC's LILO and SILO transactions.
Reported OCI for the financial services segment increased $498 million to $35 million for the second quarter of 2012 and $529 million to $87 million for the first half of 2012 primarily due to lower PMCC leveraged lease charges.
Adjusted OCI, which is calculated excluding the PMCC leveraged lease charges identified in Table 12 below, grew $15 million to $42 million for the second quarter of 2012 and $46 million to $94 million for the first half of 2012 primarily due to higher gains on asset sales and a decrease in the allowance for losses in 2012, partially offset by lower lease revenues.  In the second quarter of 2012, PMCC decreased its allowance for losses based on management's assessment of the credit quality and the size of its leasing portfolio, resulting in a $10 million increase in OCI for the second quarter and first half of 2012.  The allowance for losses at the end of the second quarter of 2012 was $188 million. OCI for the financial services segment is summarized in Table 12 below.

Table 12 - Financial Services: Operating Companies Income (Loss) ($ in millions)

	Second Quarter			Six Months Ended June 30,
	2012	2011	Change	2012	2011	Change

Reported Operating Companies Income (Loss)	$35	$(463)	100%+	$87	$(442)	100%+
PMCC leveraged lease charges	7	490		7	490
Adjusted OCI	$42	$27	55.6%	$94	$48	95.8%
PMCC remains focused on managing its portfolio of leased assets in order to maximize financial contributions to Altria. PMCC is not making new investments and expects that its OCI will vary over time as investments mature or are sold.

Altria's Profile
Altria directly or indirectly owns 100% of each of PM USA, USSTC, Middleton, Ste. Michelle and PMCC. Altria holds a continuing economic and voting interest in SABMiller.
The brand portfolios of Altria's tobacco operating companies include such well-known names as Marlboro, Copenhagen, Skoal and Black & Mild. Ste. Michelle produces and markets premium wines sold under various labels, including Chateau Ste. Michelle, Columbia Crest and Stag's Leap Wine Cellars, and it exclusively distributes and markets Antinori, Champagne Nicolas Feuillatte and Villa Maria Estate products in the United States. Trademarks and service marks related to Altria referenced in this release are the property of, or licensed by, Altria or its subsidiaries. More information about Altria is available at altria.com.

Forward-Looking and Cautionary Statements
This press release contains projections of future results and other forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995.
Important factors that may cause actual results and outcomes to differ materially from those contained in the projections and forward-looking statements included in this press release are described in Altria's publicly filed reports, including its Annual Report on Form 10-K for the year ended December 31, 2011 and its Quarterly Report on Form 10-Q for the period ended March 31, 2012.
These factors include the following: Altria's tobacco businesses (PM USA, USSTC and Middleton) being subject to significant competition; changes in adult consumer preferences and demand for their products; fluctuations in raw material availability, quality and cost; reliance on key facilities and suppliers; reliance on critical information systems, many of which are managed by third party services providers; fluctuations in levels of customer inventories; the effects of global, national and local economic and market conditions; changes to income tax laws; legislation, including actual and potential federal and state excise tax increases; increasing marketing and regulatory restrictions; the effects of price increases related to excise tax increases and concluded tobacco litigation settlements on trade inventories, consumption rates and consumer preferences within price segments; health concerns relating to the use of tobacco products and exposure to environmental tobacco smoke; privately imposed smoking restrictions; and, from time to time, governmental investigations.
Furthermore, the results of Altria's tobacco businesses are dependent upon their continued ability to promote brand equity successfully; to anticipate and respond to evolving adult consumer preferences; to develop new products and markets within and potentially outside the United States; to broaden brand portfolios in order to compete effectively; and to improve productivity.
Altria and its tobacco businesses are also subject to federal, state and local government regulation, including broad-based regulation of PM USA and USSTC by the U.S. Food and Drug Administration. Altria and its subsidiaries continue to be subject to litigation, including risks associated with adverse jury and judicial determinations, courts reaching conclusions at variance with the companies' understanding of applicable law, bonding requirements in the limited number of jurisdictions that do not limit the dollar amount of appeal bonds and certain challenges to bond cap statutes.
Altria cautions that the foregoing list of important factors is not complete and does not undertake to update any forward-looking statements that it may make except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Altria or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above.
Source: Altria Group, Inc.

Altria Client Services        Altria Client Services
Investor Relations         Media Relations
804-484-8222            804-484-8897

Schedule 1
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Quarters Ended June 30,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$6,487	$5,920	9.6%
Cost of sales (*)	2,086	2,030	2.8%
Excise taxes on products (*)	1,907	1,918	(0.6)%
Gross profit	2,494	1,972	26.5%
Marketing, administration and research costs	541	610
Asset impairment and exit costs	16	1
Operating companies income	1,937	1,361	42.3%
Amortization of intangibles	5	5
General corporate expenses	55	61
Operating income	1,877	1,295	44.9%
Interest and other debt expense, net	293	294
Earnings from equity investment in SABMiller	(223)	(155)
Earnings before income taxes	1,807	1,156	56.3%
Provision for income taxes	581	712	(18.4)%
Net earnings	1,226	444	100%+
Net earnings attributable to noncontrolling interests	(1)	—
Net earnings attributable to Altria Group, Inc.	$1,225	$444	100%+

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$0.60	$0.21	100%+
Diluted earnings per share attributable to Altria Group, Inc.	$0.60	$0.21	100%+

Weighted-average diluted shares outstanding	2,027	2,076	(2.4)%

(*) Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

					Schedule 2
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Quarters Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$5,903	$426	$128	$30	$6,487
2011	5,858	404	116	(458)	5,920
% Change	0.8%	5.4%	10.3%	100%+	9.6%

Reconciliation:
For the quarter ended June 30, 2011	$5,858	$404	$116	$(458)	$5,920
PMCC leveraged lease charge - 2011	—	—	—	490	490
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Operations	45	22	12	5	84
For the quarter ended June 30, 2012	$5,903	$426	$128	$30	$6,487

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$1,640	$240	$22	$35	$1,937
2011	1,583	222	19	(463)	1,361
% Change	3.6%	8.1%	15.8%	100%+	42.3%

Reconciliation:
For the quarter ended June 30, 2011	$1,583	$222	$19	$(463)	$1,361
Asset impairment and exit costs - 2011	1	—	—	—	1
Integration costs - 2011	—	2	—	—	2
PMCC leveraged lease charge - 2011	—	—	—	490	490
Tobacco and health judgments - 2011	36	—	—	—	36
	37	2	—	490	529

Asset impairment and exit costs - 2012	(16)	—	—	—	(16)
Implementation costs - 2012	(9)	—	—	—	(9)
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Tobacco and health judgments, net - 2012	(1)	—	—	—	(1)
	(26)	—	—	(7)	(33)
Operations	46	16	3	15	80
For the quarter ended June 30, 2012	$1,640	$240	$22	$35	$1,937
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

			Schedule 3
ALTRIA GROUP, INC.
and Subsidiaries
Consolidated Statements of Earnings
For the Six Months Ended June 30,
(in millions, except per share data)
(Unaudited)

	2012	2011	% Change

Net revenues	$12,134	$11,563	4.9%
Cost of sales (*)	3,878	3,825	1.4%
Excise taxes on products (*)	3,560	3,618	(1.6)%
Gross profit	4,696	4,120	14.0%
Marketing, administration and research costs	1,024	1,161
Asset impairment and exit costs	37	3
Operating companies income	3,635	2,956	23.0%
Amortization of intangibles	10	11
General corporate expenses	106	111
Operating income	3,519	2,834	24.2%
Interest and other debt expense, net	586	572
Earnings from equity investment in SABMiller	(743)	(344)
Earnings before income taxes	3,676	2,606	41.1%
Provision for income taxes	1,255	1,224	2.5%
Net earnings	2,421	1,382	75.2%
Net earnings attributable to noncontrolling interests	(1)	(1)
Net earnings attributable to Altria Group, Inc.	$2,420	$1,381	75.2%

Per share data:
Basic earnings per share attributable to Altria Group, Inc.	$1.19	$0.66	80.3%
Diluted earnings per share attributable to Altria Group, Inc.	$1.19	$0.66	80.3%

Weighted-average diluted shares outstanding	2,030	2,080	(2.4)%

(*) Cost of sales includes charges for state settlement and other tobacco agreements, and FDA user fees. Supplemental information concerning those items and excise taxes on products sold is shown in Schedule 5.

				Schedule 4
ALTRIA GROUP, INC.
and Subsidiaries
Selected Financial Data by Reporting Segment
For the Six Months Ended June 30,
(dollars in millions)
(Unaudited)

	Net Revenues
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$11,003	$806	$241	$84	$12,134
2011	11,001	783	217	(438)	11,563
% Change	—%	2.9%	11.1%	100%+	4.9%

Reconciliation:
For the six months ended June 30, 2011	$11,001	$783	$217	$(438)	$11,563
PMCC leveraged lease charge - 2011	—	—	—	490	490
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Operations	2	23	24	39	88
For the six months ended June 30, 2012	$11,003	$806	$241	$84	$12,134

	Operating Companies Income (Loss)
	Smokeable Products	Smokeless Products	Wine	Financial Services	Total
2012	$3,079	$432	$37	$87	$3,635
2011	2,952	415	31	(442)	2,956
% Change	4.3%	4.1%	19.4%	100%+	23.0%

Reconciliation:
For the six months ended June 30, 2011	$2,952	$415	$31	$(442)	$2,956
Asset impairment and exit costs - 2011	3	—	—	—	3
Integration costs - 2011	—	2	—	—	2
UST acquisition-related costs - 2011	—	1	3	—	4
PMCC leveraged lease charge - 2011	—	—	—	490	490
Tobacco and health judgments - 2011	36	—	—	—	36
	39	3	3	490	535

Asset impairment and exit costs - 2012	(23)	(14)	—	—	(37)
Implementation gain (costs) - 2012	12	(5)	—	—	7
PMCC leveraged lease charge - 2012	—	—	—	(7)	(7)
Tobacco and health judgments, net - 2012	(1)	—	—	—	(1)
	(12)	(19)	—	(7)	(38)
Operations	100	33	3	46	182
For the six months ended June 30, 2012	$3,079	$432	$37	$87	$3,635
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

				Schedule 5
ALTRIA GROUP, INC.
and Subsidiaries
Supplemental Financial Data by Reporting Segment
(dollars in millions)
(Unaudited)

	For the Quarters Ended June 30,		For the Six Months Ended June 30,
	2012	2011	2012	2011

The segment detail of excise taxes on products sold is as follows:

Smokeable products	$1,875	$1,887	$3,497	$3,557
Smokeless products	27	27	54	53
Wine	5	4	9	8
	$1,907	$1,918	$3,560	$3,618

The segment detail of charges for state settlement and other tobacco agreements included in cost of sales is as follows:

Smokeable products	$1,312	$1,276	$2,434	$2,407
Smokeless products	2	3	5	5
	$1,314	$1,279	$2,439	$2,412

The segment detail of FDA user fees included in cost of sales is as follows:

Smokeable products	$54	$50	$109	$101
Smokeless products	—	—	1	1
	$54	$50	$110	$102
Note: Prior-period segment data have been recast to conform with the current-period segment presentation.

		Schedule 6
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Quarters Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted E.P.S.

2012 Net Earnings	$1,225	$0.60
2011 Net Earnings	$444	$0.21
% Change	100%+	100%+

Reconciliation:
2011 Net Earnings	$444	$0.21

2011 Asset impairment, exit and integration costs	2	—
2011 SABMiller special items	37	0.02
2011 PMCC leveraged lease charge (*)	627	0.30
2011 Tobacco and health judgments	24	0.01
Subtotal 2011 special items	690	0.33

2012 Asset impairment, exit and implementation costs	(15)	(0.01)
2012 SABMiller special items	(13)	(0.01)
2012 PMCC leveraged lease benefit (*)	68	0.03
2012 Tobacco and health judgments, net	(1)	—
2012 Tax items	(11)	—
Subtotal 2012 special items	28	0.01

Fewer shares outstanding	—	0.02
Operations	63	0.03
2012 Net Earnings	$1,225	$0.60

2012 Net Earnings Adjusted For Special Items	$1,197	$0.59
2011 Net Earnings Adjusted For Special Items	$1,134	$0.54
% Change	5.6%	9.3%

(*) Includes the tax impact of the PMCC leveraged lease benefit/charge.

		Schedule 7
ALTRIA GROUP, INC.
and Subsidiaries
Net Earnings and Diluted Earnings Per Share - Attributable to Altria Group, Inc.
For the Six Months Ended June 30,
(dollars in millions, except per share data)
(Unaudited)

	Net Earnings	Diluted E.P.S.

2012 Net Earnings	$2,420	$1.19
2011 Net Earnings	$1,381	$0.66
% Change	75.2%	80.3%

Reconciliation:
2011 Net Earnings	$1,381	$0.66

2011 Asset impairment, exit and integration costs	3	—
2011 SABMiller special items	16	0.01
2011 PMCC leveraged lease charge (*)	627	0.30
2011 Tobacco and health judgments	24	0.01
2011 UST acquisition-related costs	3	—
Subtotal 2011 special items	673	0.32

2012 Asset impairment, exit and implementation costs	(18)	(0.01)
2012 SABMiller special items	184	0.09
2012 PMCC leveraged lease benefit (*)	68	0.03
2012 Tobacco and health judgments, net	(1)	—
2012 Tax items	(11)	—
Subtotal 2012 special items	222	0.11

Fewer shares outstanding	—	0.03
Operations	144	0.07
2012 Net Earnings	$2,420	$1.19

2012 Net Earnings Adjusted For Special Items	$2,198	$1.08
2011 Net Earnings Adjusted For Special Items	$2,054	$0.98
% Change	7.0%	10.2%

(*) Includes the tax impact of the PMCC leveraged lease benefit/charge.

		Schedule 8
ALTRIA GROUP, INC.
and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Cash and cash equivalents	$1,528	$3,270
Inventories	1,684	1,779
Deferred income taxes	1,207	1,207
Other current assets	724	875
Property, plant and equipment, net	2,131	2,216
Goodwill and other intangible assets, net	17,262	17,272
Investment in SABMiller	6,486	5,509
Other long-term assets	472	1,257
Total consumer products assets	31,494	33,385
Total financial services assets	3,053	3,577
Total assets	$34,547	$36,962

Liabilities and Stockholders' Equity
Current portion of long-term debt	600	600
Accrued settlement charges	2,184	3,513
Other current liabilities	3,297	3,530
Long-term debt	13,089	13,089
Deferred income taxes	5,074	4,751
Accrued postretirement health care costs	2,367	2,359
Accrued pension costs	1,139	1,662
Other long-term liabilities	606	602
Total consumer products liabilities	28,356	30,106
Total financial services liabilities	1,883	3,141
Total liabilities	30,239	33,247
Redeemable noncontrolling interest	33	32
Total stockholders' equity	4,275	3,683
Total liabilities and stockholders' equity	$34,547	$36,962

Total debt	$13,689	$13,689